                                                                      EXHIBIT 12



                      THE LIMITED, INC. AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       (Thousands except ratio amounts)



                                                     Thirty-nine Weeks Ended
                                          -------------------------------------------
                                                October 28,             October 29,
                                                   1995                    1994
                                          -------------------        ----------------
Adjusted Earnings
-----------------

Income before income taxes                      $832,286                 $318,598

Portion of minimum rent ($503,679 in 1995
  and $463,709 in 1994) representative
  of interest                                    167,893                  154,570

Interest on indebtedness                          59,261                   45,845
                                          -------------------        ----------------

  Total Earnings as Adjusted                  $1,059,440                 $519,013
                                          ===================        ================


Fixed Charges
-------------

Portion of minimum rent representative
  of interest                                   $167,893                 $154,570

Interest on indebtedness                          59,261                   45,845
                                          -------------------        ----------------

  Total Fixed Charges                           $227,154                 $200,415
                                          ===================        ================

Ratio of Earnings to Fixed Charges                 4.66x                    2.59x
                                          ===================        ================

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